UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 1, 2015
CELANESE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-32410	98-0420726

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
222 West Las Colinas Blvd. Suite 900N, Irving, TX 75039
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (972) 443-4000

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

Celanese Corporation is hereby amending its Current Report on Form 8-K as filed with the Securities and Exchange Commission on December 3, 2015, to replace the text of the report and the exhibit, which were inadvertently filed out of order.  Except for the change in order of the text and exhibit of the filing, no other information in our original Current Report on Form 8-K is amended by this Amendment.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d) On December 1, 2015, Board of Directors (the “Board”) of Celanese Corporation (the “Company”) increased the size of the Board from nine to ten members and elected William M. Brown as a Class II member of the Board, effective January 1, 2016, to fill the vacancy. There are no arrangements or understandings between Mr. Brown and any other person pursuant to which he was elected as a director.

Consistent with the compensation provided to all non-management directors, Mr. Brown will receive an annual director retainer fee of $100,000 in cash and $120,000 in time-vesting restricted stock units, to be pro-rated accordingly from the effective date of his election. The restricted stock units will vest in full one year from the date of grant. In addition, in accordance with Company policy, Mr. Brown will be reimbursed for actual expenses incurred on behalf of the Company.

Mr. Brown has been elected to serve on the Board until the Company's 2016 Annual Meeting of Stockholders to be held on or about April 21, 2016 at which time he will be a nominee for election by the Company's stockholders. Initially, he will serve as a member of the Audit Committee.

A copy of the press release announcing Mr. Brown's election is filed hereto as Exhibit 99.1 and incorporated by this reference.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number
Description

99.1	Press Release dated December 2, 2015

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELANESE CORPORATION
By:	/s/ James R. Peacock III
Name:	James R. Peacock III
Title:	Vice President, Deputy General Counsel and Corporate Secretary

Date:	December 3, 2015
INDEX TO EXHIBITS

Exhibit Number
Description

99.1	Press Release dated December 2, 2015